Exhibit 15.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-197840), Form S-8 (No. 333-211363) and Form F-3 (No. 333-229323) of Taoping Inc. of our report dated September 1, 2021, relating to the consolidated financial statements of Taoping New Media Co., Ltd and its subsidiary (“the Company”) as of December 31, 2020 and for the year then ended, which includes an explanatory paragraph as to substantial doubt about the Company’s ability to continue as a going concern and appears in this Form 6-K of Taoping Inc.

/s/ UHY LLP

New York, New York

September 1, 2021